Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Results for Q4 2010

FORT LAUDERDALE, FL, March 30, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the fourth quarter and full year ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $6.9 million, an increase of approximately 77% from $3.9 million in the fourth quarter of 2009. The net loss for the fourth quarter of 2010 was $(1.3) million, or $(0.02) per diluted share on approximately 57.4 million shares outstanding, compared to a net loss of $(3.3) million, or $(0.12) per diluted share on approximately 28.3 million shares outstanding, in the fourth quarter of 2009.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, bad debt recovery or expense, and the write-off of goodwill, intangibles and debt discounts, for the quarter ended December 31, 2010 was $(0.8) million, compared to $(1.1) million in the fourth quarter of 2009.

For the year ended December 31, 2010, the Company recorded revenues of $23.4 million compared to $18.1 million for the same period last year. Net loss was $(43.3) million, or $(0.94) per share, compared to $(12.1) million, or $(0.47) per share, for 2009. Results for 2010 include a non-cash, goodwill impairment charge of $6.9 million, or $0.16 per diluted share, and a non-cash charge of $24.0 million, or $0.56 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock, which was recorded in the second quarter. Adjusted EBITDA for 2010 totaled $(7.1) million, compared to $(3.5) million in 2009.

Fourth Quarter and Recent Operating Highlights:

•	Grew meal delivery revenue 218% in the fourth quarter of 2010 compared to the fourth quarter of 2009

•	Expanded margins on meal delivery program to 40% in 2010 (excluding depreciation) from 34% in 2009

•	Completed above market private placement with outside investors and certain members of the Company’s Board of Directors for $1.6 million

•	Appointed Jennifer Hartnett as Chief Marketing Officer

•	Board of Directors approved rights offering for up to 15%, which is expected to commence in April following the filing of the Company’s Annual Report on Form 10-K

“We are pleased with our fourth quarter performance and encouraged by the cumulative effects of our operational and strategic changes in 2010,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “Despite seasonal softness as a result of lower demand during the holiday period, our meal delivery business recorded its highest quarterly sales since the division was launched in 2007 and our gross margin on meal delivery continues to improve. These positive trends have continued into the first quarter, with 3,300 meal delivery shipments per week at the end of February and approximately $3.8 million in meal delivery revenue for the months of January and February combined.”

Mr. McGrath continued, “While we are pleased with our recent top line results, we recognize that a key component of our success is our cost to acquire a customer. To this end, in the first quarter, we have managed our ad spend to a level which we believe produces significant meal delivery gross margin. In addition, we recently began implementation of a multi-faceted marketing program, including print and social media, designed to grow our business in a profitable way. For the next few months, we will be testing a series of print ads to complement and support our television advertising and lower our overall CPA, culminating with a new integrated print and television ad campaign launch this summer. We remain confident in our overall strategy and continue to anticipate positive EBITDA by the end of the first quarter of 2011. We believe that we are well positioned to continue to grow our revenue on a year-over-year basis throughout 2011; however, given the seasonality of our business and upfront costs required to acquire customers, we are positioning the company for sustainable profitability in 2012 and beyond.”

Conference Call

The company will host a conference call to discuss the fourth quarter and full year 2010 results at 5:00 p.m. Eastern Time on Wednesday, March 30, 2011. Participants may access the call by dialing 866-272-9941 (domestic) or 617-213-8895 (international), passcode 27405864. In addition, the call will be webcast via the Investor Relations section of the company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Wednesday, April 6, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 86998333.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net loss	$(1,265)	$(3,286)	$(43,273)	$(12,061)
Interest expense (income), includes capital lease interest expense	1	1	3	1
Interest expense on related party notes	7	794	1,445	2,996
Amortization of secured notes	—	655	1,290	2,162
Interest expense incurred with debt conversion	—	—	23,961	—
Loss on extinguishment of related party debt	—	—	213	—
Income tax provision (benefit)	—	—	(1)	18
Depreciation	357	369	1,493	1,554
Amortization of intangibles	4	11	31	295
Impairment of goodwill and intangible assets	—	—	6,865	—
Stock-based compensation	117	327	882	1,451
Loss (gain) on disposition of fixed assets	—	—	—	—
Bad debt expense	3	2	(12)	15
Non-cash severance charges	—	—	—	103

Adjusted EBITDA	$(776)	$(1,127)	$(7,103)	$(3,466)

Adjusted Meal Delivery Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue - meal delivery	$5,403	$1,698	$16,239	$7,839
Cost of revenues - meal delivery	3,476	1,267	10,599	5,912
Less: cost of revenue adjustments for meal delivery
Depreciation	(226)	(162)	(844)	(650)
Revenue sharing	—	(4)	(10)	(113)

Cost of revenues - adjusted	3,250	1,101	9,745	5,149

Adjusted meal delivery gross profit	$2,153	$597	$6,494	$2,690

Adjusted meal delivery gross margin percentage	39.8%	35.2%	40.0%	34.3%

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (i) expectations regarding our ability to continue the positive trend of growing meal delivery business, (ii) expectations regarding our ability to manage our advertising expenditures in a manner that enables us to acquire new meal delivery customers in a profitable manner, (iii) expectations that our new and re-designed advertising programs and practices will enable us to acquire new meal delivery customers in a profitable manner, (iv) expectations regarding operational and financial performance in the first quarter of 2011, including revenue, marketing expenses, meal delivery margins, adjusted EBITDA and EBITDA, (v) expectations regarding our ability to manage the impact of headcount reductions on our business, (vi) expectations regarding the impact of seasonal factors on our meal delivery business during the first quarter of 2011, and (vii) expectations that the steps we are taking and the investments we have made have positioned us to achieve positive EBITDA in the first quarter of 2011, year-over-year revenue growth in 2011 and sustained profitability in 2012 and beyond. We also caution you that this news release contains additional forward-looking statements about the Company’s revenues and EBITDA for the quarter ending March 31, 2011. These results are preliminary and reflect our expected financial results as of the date of this news release. Actual reported results for the quarter ending March 31, 2011 may vary significantly from those expectations because of a number of factors, including additional or revised information, revisions arising from internal and external review procedures that we conduct during the closing of our books for the quarter and changes in accounting standards or policies or in how those standards are applied.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	our ability to raise additional capital;

•	our ability to maintain compliance with applicable regulatory requirements;

•	our ability to maintain our listing of our common stock under The Nasdaq Capital Market;

•	our ability to attract and retain customers in a profitable manner through advertising, and our ability to secure advertising commitments;

•	our ability to accurately assess market demand for our products; our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels; and

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.

These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Digital plans	$775	$1,124	$3,745	$4,970
Meal delivery	5,403	1,698	16,239	7,839
Business-to-business	512	774	2,499	4,054
Other	200	270	874	1,245

Total revenues	6,890	3,866	23,357	18,108

Cost and expenses:
Cost of revenue
Digital plans	94	205	515	863
Meal delivery	3,476	1,266	10,599	5,912
Business-to-business	35	35	130	198
Other	38	46	180	236

Total cost of revenue	3,643	1,552	11,424	7,209
Technology and development	391	930	2,801	3,710
Sales, marketing and support	3,151	2,147	14,003	8,896
General and administrative	959	1,062	4,595	4,882
Amortization of Intangibles	4	11	31	295
Impairment of goodwill and intangible assets	—	—	6,865	—

Total cost and expenses	8,148	5,702	39,719	24,992

Loss from operations	(1,258)	(1,836)	(16,362)	(6,884)
Interest income	1	1	3	11
Interest expense	(8)	(1,451)	(2,741)	(5,170)
Interest expense incurred with debt conversion	—	—	(23,961)	—
Loss on extinguishment of related party debt	—	—	(213)	—

Loss before income tax provision	(1,265)	(3,286)	(43,274)	(12,043)
Income tax benefit (provision)	—	—	1	(18)

Net loss	$(1,265)	$(3,286)	$(43,273)	$(12,061)

Loss per common share:
Basic and diluted	$(0.02)	$(0.12)	$(0.94)	$(0.47)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	57,419	28,250	46,258	25,721

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,312)	$(1,919)	$(6,901)	$(4,590)
Investing	(140)	(36)	(719)	(74)
Financing	995	2,443	6,497	3,637

	December 31, 2010	December 31, 2009
BALANCE SHEET DATA:
Cash and cash equivalents	$468	$1,475
Total assets	3,596	12,456
Deferred revenue	1,428	2,164
Debt (excluding capital leases)	1,000	16,824
Stockholders’ deficit	(1,970)	(9,570)

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